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                                                                    EXHIBIT 99.1

                                     [LOGO]

                 [SERVICE CORPORATION INTERNATIONAL LETTERHEAD]


FOR IMMEDIATE RELEASE


                       SERVICE CORPORATION INTERNATIONAL
                      ANNOUNCES REVISED EARNINGS ESTIMATES
                         FOR 1998 AND OUTLOOK FOR 1999


HOUSTON, TEXAS, January 26, 1999...Service Corporation International (NYSE:SRV), the world's largest funeral and cemetery company, announced today that it expects diluted earnings per share for the fourth quarter of 1998 to be lower than current analyst expectations.


For the three months ended December 31, 1998, the Company anticipates diluted earnings per share in the range of $.22-$.24 as compared to $0.36 for the three months ended December 31, 1997. The First Call consensus earnings estimate is $0.42 per share.


For the year ended December 31, 1998, the Company anticipates diluted earnings per share in the range of $1.30-$1.32 as compared to $1.31 for the year ended December 31, 1997. The First Call consensus earnings estimate for the year is $1.51 per share.


Reasons for lower than expected earnings

Several factors have adversely affected results during the fourth quarter and these include:

o Reduced mortality rates in the Company's major markets resulting in fewer funerals performed at the Company's locations.

o    Cemetery revenues below anticipated levels.

o Increased operating costs and field overhead expenses associated with necessary investment in newly acquired operations, information technology systems and training programs.



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SCI Revised Earnings Estimate
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o    Fewer acquisitions during the quarter than were previously expected due to higher than anticipated acquisition pricing.

o    Disappointing results from selected foreign operations.


Management action

o    Improved Efficiency
     At the operational level, the Company will continue to implement training programs to improve regional management's ability to run their business units more efficiently. In addition, management will conduct a full cost review and implement a cost rationalization program that will enable the Company's cost base to better reflect the overhead demands of revised revenue projections.

o    Securing Future Market Share
     The Company will continue to grow prearranged funeral sales and expects to double annual prearranged funeral sales to approximately $1.3 billion by the end of 2003. In addition, the Company will continue to acquire or build funeral and cemetery operations when returns on such businesses are expected to exceed the Company's weighted average cost of capital.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ROBERT L. WALTRIP, SAID:
"While we are disappointed that 1998 earnings did not meet our targets, we are confident that the fundamentals of our business will allow us to continue to grow and deliver shareholder value."

COMMENTING ON THE ANNOUNCEMENT, PRESIDENT AND CHIEF OPERATING OFFICER,
L. WILLIAM HEILIGBRODT, SAID:
"Declining death rates pose a challenge for the industry. If current market conditions continue to prevail in the funeral industry, earnings for 1999 could approximate 1998 earnings. The expansion of our Financial Services Division and the generation of additional prearranged


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SCI Revised Earnings Estimate
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funeral revenue through the acquisition of American Memorial Life will further diversify SCI's earnings stream. Cross-marketing efforts in these areas will enable us to generate additional revenues in our funeral and cemetery operations. In addition, continued success in prearranged funeral sales will further secure future market share, and with the ongoing investment in our businesses, training and systems, we expect to grow earnings in the medium term."

During the week commencing February 8, 1999, the Company will announce earnings for the three months and year ended December 31, 1998.

Cautionary Statement on Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).

2) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.

3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

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SCI Revised Earnings Estimate
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4)   The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.


For additional information contact:

SCI:      Todd A. Matherne - Vice President & Treasurer          Tel: (713) 525-5243

          George R. Champagne - Senior Vice President and CFO    Tel: (713) 525-5546

Media:    Kate Inverarity, Brunswick Group                       Tel: (212) 333-3810

Other Service Corporation International and press releases are available through Company News On-Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com.